Exhibit 99.1

News Release

Contact:	Paul Gennaro
SVP & Chief Communications Officer
212.973.3167
paul.gennaro@aecom.com

For immediate release

NR 08-0204

AECOM reports first-quarter diluted EPS of 29 cents on revenue of $1.08 billion; raises full-year diluted EPS outlook range to $1.23 to $1.29

•                  First-quarter diluted earnings per share of 29 cents.

•                  Net Income for first quarter, excluding gain on sale of equity investment in year-ago period, increased 63% year over year to $29.5 million.

•                  Operating income for first quarter increased 48% year over year to $44.5 million.

•                  Revenue for first quarter increased 15% year over year to $1.08 billion.

•                  Revenue, net of other direct costs increased 34% year over year to $675.6 million.

•                  Backlog and Selected-Not-Booked at December 31, 2007, increased 25% year over year to $6.83 billion.

•                  Diluted earnings-per-share range outlook raised to $1.23 to $1.29 for full fiscal year 2008.

LOS ANGELES (February 12, 2008) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today its financial results for the first quarter of fiscal year 2008, which ended Dec. 31, 2007.

AECOM reported net income of $29.5 million for the first quarter, or diluted earnings per share (EPS) of $0.29. Excluding a gain on the sale of an equity investment associated with a non-core asset in the year-ago period, this represents an increase of 63% over net income of $18.1 million for the same period last year. Including the gain in the year-ago period, net income increased 16%, from $25.5 million to $29.5 million. Operating income for the first quarter increased 48% year over year to $44.5 million.

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First-quarter revenue increased to $1.08 billion, 15% higher than the first quarter of fiscal year 2007. AECOM’s gross revenue includes a significant amount of pass-through costs and, therefore, revenue, net of other direct costs, which is a non-GAAP measure, also provides a valuable perspective on its business results. AECOM’s revenue, net of other direct costs for the three months ended Dec. 31, 2007, increased 34% to $675.6 million.

“Our first-quarter results were marked by strong growth within the United States as well as outside of the U.S. and in each of our end markets,” said John M. Dionisio, AECOM president and chief executive officer. “During the quarter, we saw our non-U.S. revenue continue to increase — to 52% of our total revenue.”

“The global infrastructure market continues to fuel a solid demand for our services,” said Dionisio. “Our recent large-scale project wins for the Libyan Housing and Infrastructure Board, the Department of Defense, and the New Jersey Department of Transportation highlight the breadth and diversification of our success. We further supported this organic growth with recent strategic acquisitions that enhanced our presence in the environmental and energy end markets.”

Business Segments

In addition to providing consolidated financial results, AECOM reports separate financial information for its two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

Professional Technical Services

The PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to institutional, commercial and government clients worldwide.

For the first quarter of fiscal 2008, the PTS segment reported revenue of $893.4 million and operating income of $51.2 million, compared to revenue of $753.9 million and operating income of $35.8 million for the same period during fiscal year 2007. This represents a 19% increase in revenue and a 43% increase in operating income year over year. PTS revenue, net of other direct costs increased 34% for the three months ended Dec. 31, 2007, to $648.5 million.

Management Support Services

The MSS segment provides program and facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.

For the first quarter of fiscal year 2008, the MSS segment reported revenue of $186.8 million and operating income of $3.4 million, compared to revenue of $184.7 million and operating income of $4.5 million for the same period during fiscal year 2007. This represents a 1% increase in revenue and a 24% decrease in operating income year over year. Segment results were affected by a timing delay in the execution of new task orders with respect to a U.S. government contract. This delay was remedied by new project wins with a potential value up to $334.5 million in the past 75 days. MSS revenue, net of other direct costs increased 35% for the three months ended Dec. 31, 2007, to $27.1 million.

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Outlook

AECOM announced backlog and selected-not-booked results totaling $6.83 billion at Dec. 31, 2007, a 25% increase year over year.

“AECOM delivered very strong results across all end markets and geographies during the first quarter,” said Michael S. Burke, AECOM executive vice president, chief corporate officer and chief financial officer. “Moreover, the significant increase in our backlog and selected-not-booked revenue of $815 million, indicate continued strength in our end markets.”

“Based on our results, backlog, and recent strategic acquisitions, we have raised our diluted earnings per share outlook range for fiscal year 2008 to $1.23 to $1.29,” said Burke.

AECOM is hosting a conference call today at 11 a.m. EST, during which management will make a brief presentation focusing on the company’s results, strategies and operating trends. Interested parties can listen to the conference call and view accompanying slides via webcast on the Internet at www.aecom.com. The webcast will be available for replay following the call.

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental and energy.  With more than 33,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation and technical excellence in delivering solutions that enhance and sustain the world’s built, natural and social environments.  AECOM serves clients in more than 60 countries and had revenue of $4.2 billion during fiscal year 2007.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings or other financial items; any statements of the plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our merger and acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement.

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AECOM Technology Corporation
Condensed Consolidated Statement of Income
(in thousands, except per share data)

	Three Months Ended
	December 31, 2007	December 31, 2006
Revenue	$1,080,250	$938,549
Other direct costs	404,664	435,415
Revenue, net of other direct costs	675,586	503,134
Cost of revenue, net of other direct costs	348,994	254,715
Gross profit	326,592	248,419

Equity in earnings of joint ventures	2,842	1,417
General and administrative expenses	284,902	219,828
Income from operations	44,532	30,008

Minority interest in share of earnings	1,279	1,586
Gain on sale of equity investment	—	11,286
Interest income (expense) - net	1,433	(1,075)
Income before income tax expense	44,686	38,633

Income tax expense	15,193	13,113
Net income	$29,493	$25,520

Net income allocation:
Preferred stock dividend	$56	$29
Net income available for common stockholders	29,437	25,491
Net income	$29,493	$25,520

Net income per share:
Basic	$0.30	$0.44
Diluted	$0.29	$0.32

Weighted average shares outstanding:
Basic	99,644	57,600
Diluted	103,025	79,036

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AECOM Technology Corporation

Balance Sheet and Cash Flow Information

(in thousands)

	December 31, 2007	September 30, 2007
Balance Sheet Information:
Cash and cash equivalents	$327,077	$414,515
Working capital	622,373	597,655
Working capital, net of cash and cash equivalents	295,296	183,140
Total debt	47,932	47,950
Total stockholders’ equity	1,326,189	1,278,485

	Three Months Ended
	December 31, 2007	December 31, 2006
Cash Flow Information:
Net cash (used in) provided by operating activities	$(35,717)	$43,668

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AECOM TECHNOLOGY CORPORATION

Reportable Segments

(in thousands)

	Professional Technical Services	Management Support Services	Corporate	Total

Three Months Ended December 2007
Revenue	$893,441	$186,809	$—	$1,080,250
Other direct costs	244,916	159,748	—	404,664
Revenue, net of other direct costs	648,525	27,061	—	675,586
Cost of revenue, net of other direct costs	329,237	19,757	—	348,994
Gross profit	319,288	7,304	—	326,592
Gross profit as a % of revenue	35.7%	3.9%	—	30.2%
Gross profit as a % of revenue, net of other direct costs	49.2%	27.0%	—	48.3%
Equity in earnings of joint ventures	1,032	1,810	—	2,842
General and administrative expenses	269,098	5,690	10,114	284,902
Segment income from operations	51,222	3,424	(10,114)	44,532

Three Months Ended December 2006
Revenue	$753,869	$184,680	$—	$938,549
Other direct costs	270,822	164,593	—	435,415
Revenue, net of other direct costs	483,047	20,087	—	503,134
Cost of revenue, net of other direct costs	242,745	11,970	—	254,715
Gross profit	240,302	8,117	—	248,419
Gross profit as a % of revenue	31.9%	4.4%	—	26.5%
Gross profit as a % of revenue, net of other direct costs	49.7%	40.4%	—	49.4%
Equity in earnings of joint ventures	(785)	2,202	—	1,417
General and administrative expenses	203,679	5,771	10,378	219,828
Segment income from operations	35,838	4,548	(10,378)	30,008

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